Exhibit 5.1
December 16, 2005
The Board of Directors
Electric City Corp.
1280 Landmeier Road
Elk Grove Village, Illinois 60007
     Re: Form S-3 Registration Statement
Gentlemen:
     We have acted as counsel to Electric City Corp., a Delaware corporation (the “Company”). In such capacity, we have examined the registration statement on Form S-3 to be filed with the Securities and Exchange Commission on December 19, 2005 (Registration Statement No. 333- ), for registration under the Securities Act of 1933, as amended, of 14,060,345 shares of common stock, par value $0.0001 per share, of the Company. We have also examined pertinent corporate documents and records of the Company, including its Certificate of Incorporation and its By-Laws, and we are familiar with the corporate proceedings had and contemplated in connection with the issuance of such shares by the Company. We have also made such other examination as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.
     On the basis of the foregoing, we are of the opinion that 6,000,000 of the 14,060,345 shares of common stock to be offered by the selling stockholders under such Registration Statement have been legally issued and are fully paid and non-assessable, 4,310,345 of the shares of common stock to be offered by the selling stockholders under the Registration Statement upon acquisition of such shares pursuant to conversion of Convertible Term Loan held by such selling shareholders (as described in such Registration Statement) will be legally issued and fully paid and non-assessable when issued, and the remaining 3,750,000 of the shares of common stock to be offered by the selling stockholders under such Registration Statement upon acquisition of such shares pursuant to exercise of warrants held by such selling shareholders (as described in such Registration Statement) will be legally issued and fully paid and non-assessable when

The Board of Directors
December 16, 2005

issued pursuant to the terms of such warrants.
     We hereby consent to the filing of this opinion as an exhibit to such Registration Statement and to the reference to our firm in the prospectus therein under the caption “Legal Matters”.
SCHWARTZ, COOPER, GREENBERGER & KRAUSS, CHARTERED